Exhibit 10.23

AMENDMENT NO. 1 TO FINANCING AGREEMENT

THIS AMENDMENT TO FINANCING AGREEMENT (the “Amendment”) is made and executed on the 13 day of October, 2021, by and between Holisto Ltd (the “Company” or “Borrower”), a company organized under the laws of the State of Israel (Company No. 51-534153-5), whose address is 2 Nim Blvd., Rishon Lezion, and Discount Capital Ltd (the “Lender”), a company organized under the laws of the State of Israel (Company No. 51-171425-5), whose address is Rothschild 22, Tel Aviv.

W I T N E S S E T H:

WHEREAS, the Company and Lender entered into that certain financing agreement dated as of March 25, 2021 (the “Financing Agreement”) pursuant to which Lender has extended the Company Loans in the aggregate principal amount of US$ 4,000,000; and

WHEREAS, the Company has requested that the Lender shall make available to the Company, as of the New Loan Closing (as defined below) or further thereafter (as further provided herein), and subject to the fulfillment of the conditions precedent provided therefor hereunder, additional loans (the “New Loans”) in an aggregate principal amount not to exceed the Maximum New Loan Amount (as defined below), subject to the terms and conditions set forth herein; and

WHEREAS, the Lender has agreed to make such New Loans available to the Company in accordance with and subject to the terms of the Financing Agreement as amended hereby and in return, among others, for the receipt, in consideration for the benefits conferred upon the Company hereunder, of the New Warrant (as defined below) and (if applicable in accordance with the provisions of the New Warrant) the Additional New Warrant (as defined in the New Warrant), all on the terms and conditions set forth in the Financing Agreement as amended hereby.

NOW THEREFORE, the parties hereto hereby agree as follows:

1.	Definitions and Interpretation

1.1.	Capitalized terms used but not defined herein shall have the meanings ascribed thereto under the Financing Agreement. In this Amendment the following terms shall have the respective meanings ascribed thereto:

“Additional Management Fee”	-	shall have the meaning ascribed thereto under Section 6.1 below.

“Amended and Restated AOA”	-	shall have the meaning ascribed thereto under Section 3.2.1 below.

“Compliance Certificate”		a duly completed compliance certificate, in the form attached hereto as Exhibit 1.1(a), signed by the CEO or CFO of the Company.

“Disbursement Compliance Certificate”		a duly completed compliance certificate, in the form attached hereto as Exhibit 1.1(b), signed by the CEO or CFO of the Company.

“Disbursement Conditions”	-	all of the following conditions (a) providing Lender with the applicable Disbursement Request in compliance with the provisions hereof which shall be accompanied by a Disbursement Compliance Certificate, (b) no Default exists at the time of the Disbursement Request or the applicable New Installment Date, (c) no Default shall occur as a result of extension of the applicable New Loan, and (d) Lender shall have been provided with all documents (in original form) required for the due registration of all security interest created in relation to the Collateral hereunder, as required to be registered with any applicable Governmental Authority.

“Disbursement Request”	-

a disbursement request in the form attached hereto as Exhibit 1.1(c). Each Disbursement Request: (i) shall be duly executed by the Company’s Chief Financial Officer and shall state the exact amount that the Company wishes to draw, provided that such amount, together with the aggregate amounts previously drawn (whether or not prepaid) pursuant to this Amendment, shall not exceed the Maximum New Loan Amount.

“Final Maturity Date”		Shall mean March 25, 2024.

“Maximum New Loan Amount”	-	US$ 3,000,000 which consists of the New Primary Loan and the New Expansion Loan.

“New Accounts Pledge Debenture”	-	shall have the meaning ascribed thereto under Section 3.2.1 below.

“New Company Charge Agreements”	-	shall have the meaning ascribed thereto under Section 3.2.1 below.

“New Expansion Loan”	-	shall have the meaning ascribed thereto under Section 2.2.1 below.

“New Expansion Loan Amount”	-	shall have the meaning ascribed thereto under Section 2.2.1 below.

“New Expansion Loan Availability Period”	-	shall have the meaning ascribed thereto under Section 2.2.2 below.

“New Expansion Loan Disbursement Date”	-	shall mean the actual date of extension of the New Expansion Loan in accordance with Section 2.2.2 below and the provisions hereof.

“New Floating Charge Debenture”	-	shall have the meaning ascribed thereto under Section 3.2.1 below.

“New Installment Date”	-	the date of actual extension of each New Loan in accordance with the provisions hereof.

“New IP Pledge Debenture”	-	shall have the meaning ascribed thereto under Section 3.2.1 below.

“New IP Security Agreement”	-	shall have the meaning ascribed thereto under Section 3.2.1 below.

“New Israeli Security Documents”	-	shall have the meaning ascribed thereto under Section 3.2.1 below.

“New Loan Additional Cushion Deposit Amount”	-	shall have the meaning ascribed thereto under Section 2.4.2 below.

“New Loan Amortization Schedule”	-	shall have the meaning ascribed thereto under Section 2.1.3 below.

“New Loan Amount”	-	shall have the meaning ascribed thereto under Section 2.5 below.

“New Loan Basic Cushion Deposit Amount”	-	shall have the meaning ascribed thereto under Section 2.4.2 below.

“New Loan Closing”	-	shall have the meaning ascribed thereto under Section 3.1 below.

“New Loan Closing Date”	-	shall have the meaning ascribed thereto under Section 3.1 below.

“New Loan Interest”	-	shall have the meaning ascribed thereto under Section 2.6.1 below.

“New Loan Interest Payment Date”	-	(i) October 31, 2021, (ii) the last Business Day of each calendar month thereafter, until (but not including) the calendar month during which the Final Maturity Date occurs, and (iii) the Final Maturity Date.

“New Loan Interest Period”	-	the period commencing on the first day following any New Loan Interest Payment Date and ending on the subsequent New Loan Interest Payment Date, provided that (i) with respect to the New Primary Loan – the first New Loan Interest Period shall commence on the New Loan Closing Date and end on the first New Loan Interest Payment Date to occur thereafter, and (ii) with respect to the New Expansion Loan (to the extent extended) – the first New Loan Interest Period shall commence on the New Expansion Loan Disbursement Date and end on the later of (1) the first New Loan Interest Payment Date to occur thereafter, and (2) December 31, 2021.

“New Loan Prepayment Fee”	-	shall have the meaning ascribed thereto under Section 2.8.1 below.

“New Loan Principal Payment Date”	-	shall have the meaning ascribed thereto under Section 2.1.3 below.

“New Primary Loan”	-	shall have the meaning ascribed thereto under Section 2.1.1 below.

“New Primary Loan Amount”	-	shall have the meaning ascribed thereto under Section 2.1.1 below.

“New Secured Amounts”	-	shall mean all amounts due or which may become due to Lender under or in connection with the New Transaction Agreements (including principal, interest, fees and any other amounts accrued or which may accrue thereon or due or which may become due in connection therewith).

“New Security Documents”	-	the New Company Charge Agreements, the Guarantees (if any), the Negative Pledges (if any) and all documents ancillary thereto or otherwise executed in connection therewith.

“New Transaction Agreements”		collectively, this Amendment, the New Security Documents, the New Warrant, the Additional New Warrant (if applicable), each Compliance Certificate, Disbursement Compliance Certificate and Disbursement Request, together with any other document ancillary hereto or thereto, or otherwise executed and delivered in connection herewith or therewith, each as may be amended from time to time.

“New Warrant”	-	shall have the meaning ascribed thereto under Section 3.2.1 below.

“New Warrant Shares”	-	shall have the meaning ascribed thereto under Section 4.1.1 below.

“Non-Utilization Fee”	-	shall have the meaning ascribed thereto under Section 2.7 below.

“Required Consents and Approvals”	-	all the waivers, notifications, consents and approvals required to be obtained by the Company and/or any Guarantor with respect to the New Transaction Agreements and the transactions contemplated therein, all of which are listed in Exhibit 1.1(d) hereto.

“One Time Fee”	-	shall have the meaning ascribed thereto under Section 6.2 below.

“Unutilized Portion”	-	shall have the meaning ascribed thereto under Section 2.7 below.

1.2.	In addition, certain defined terms used in the Financing Agreement shall be deemed amended as provided herein below:

1.2.1.	The term ‘Collateral’ shall include also all assets of Borrower covered by the New Security Documents.

1.2.2.	The term ‘Secured Amounts’ shall include also the New Secured Amounts.

1.2.3.	The term ‘Security Documents’ shall include also the New Security Documents.

1.2.4.	The term ‘Transaction Agreements’ shall include also the New Transaction Agreements.

1.3.	The term ‘Initial Cushion Deposit Amount’ appearing in Section 8.1.2 of the Financing Agreement shall be replaced with the term ‘Basic Cushion Deposit Amount’, and references to ‘Transaction Documents’ appearing in the Financing Agreement shall be replaced with references to ‘Transaction Agreements’.

2.	The New Loans

2.1.	New Primary Loan.

2.1.1.	Loan Amount. Subject to the terms and conditions, and on the basis of the representations and warranties, set forth herein and in the Financing Agreement (as amended hereby), the Lender has agreed to provide the Company, at the New Loan Closing and subject to the fulfillment of the conditions precedent therefor as provided hereunder, with a loan at the principal amount of One and a Half Million Dollars (US$1,500,000) (the “New Primary Loan” and “New Primary Loan Amount”, respectively).

2.1.2.	Disbursement. The Lender shall extend the New Primary Loan to the Company on the New Loan Closing Date, subject to satisfaction of all Disbursement Conditions and to the occurrence of New Loan Closing in accordance with the provisions hereof, to the Lender’s satisfaction.

2.1.3.	Principal Payments. Subject to the Acceleration set out under the Financing Agreement (which apply hereto, mutatis mutandis, as provided below) and the Prepayment provisions set forth below, the principal of the New Primary Loan shall be repaid as follows (each, a “New Loan Principal Payment Date”):

(a)	27 equal monthly payments each in an amount equal to US$ 53,570, commencing on the Interest Payment Date to occur at the end of December 2021 and ending on the latest Interest Payment Date to occur prior to the Final Maturity Date; and

(b)	the remaining unpaid balance of the principal amount of the New Primary Loan (if any) shall be made on the Final Maturity Date,

all in accordance with the amortization schedule provided by Lender to Borrower in accordance with the foregoing, as may be updated from time to time by Lender solely to reflect to the provisions hereof (the “New Loan Amortization Schedule”).

2.2.	New Expansion Loan.

2.2.1.	Loan Amount. Subject to the terms and conditions, and on the basis of the representations and warranties, set forth herein and in the Financing Agreement (as amended hereby), the Lender has agreed to provide the Company, with an additional loan at the principal amount of US$ 1,500,000 (the “New Expansion Loan” and “New Expansion Loan Amount”, respectively).

2.2.2.	Disbursement. The Lender shall extend the New Expansion Loan to the Company as soon as possible and not more than within five (5) Business Days of the official public announcement by Moringa Acquisition Corp, a corporation publically traded on NASDAQ, of the signing of definitive agreement for merger with the Company (the “Merger Announcement” and “SPAC Merger”, respectively) – subject to satisfaction of all Disbursement Conditions to the Lender’s good faith business judgment, provided that if the Merger Announcement shall not be made during the first 6 months following the New Loan Closing Date (the “New Expansion Loan Availability Period”), the New Expansion Loan shall no longer be available for drawing by the Company.

2.2.3.	Principal Payments. Subject to the Acceleration provisions set out under the Financing Agreement (which apply hereto, mutatis mutandis, as provided below) and the Prepayment provisions set forth below, the principal of the New Extension Loan shall be repaid in equal monthly installments, each in an amount equal to the New Extension Loan Amount divided by the number of remaining New Loan Interest Payment Dates following the New Extension Loan Disbursement Date, commencing on the later of (i) the first New Loan Principal Payment Date to occur following the New Expansion Loan Disbursement Date, and (ii) December 31, 2021, and ending on the Final Maturity Date, all in accordance with the updated New Loan Amortization Table to be provided by Lender to Borrower upon extension of the New Expansion Loan which shall reflect to above provisions.

2.3.	Purpose. The New Loans shall be used for funding the Company’s expenses incurred in relation to the SPAC Merger.

2.4.	Extension of the New Loans.

2.4.1.	Each New Loan shall be extended by the Lender to the Borrower as further described below, in U.S. Dollars, by means of a wire transfer of immediately available funds to the Borrower Bank Account.

2.4.2.	On the New Loan Closing Date, subject to the provisions hereof, Lender shall extend in the Borrower Bank Account the New Primary Loan amount less (a) the transaction expenses due and payable as of the New Loan Closing Date in accordance with the terms hereof (i.e US$ 17,000), and (b) an amount of US$124,000 (the “New Loan Basic Cushion Deposit Amount”), which shall be deposited in the Cushion Deposit. The foregoing shall constitute extension of the entire New Primary Loan to Borrower in accordance with the provisions hereof. Borrower shall have no claims whatsoever in relation to the management of the Cushion Deposit by Lender.

For sake of cautious, at the New Loan Closing Borrower shall create in favor of Lender an exclusive fixed ranking fixed pledge and assignment by way of pledge, without limitation in amount, over any and all rights Borrower has (if any at all) in relation to the Cushion Deposit, under the New Accounts Pledge Debenture (the “New Cushion Deposit Pledge”).

2.4.3.	On the New Expansion Loan Disbursement Date, if applicable in accordance with and subject to the provisions hereof, Lender shall extend in the Borrower Bank Account the New Expansion Loan amount less an amount of US$140,000 (the “New Loan Additional Cushion Deposit Amount”), which shall be deposited in the Cushion Deposit and shall also be subject to the New Cushion Deposit Pledge. The foregoing shall constitute extension of the entire New Expansion Loan to Borrower in accordance with the provisions hereof.

2.5.	New Loans Term. The term of each New Loan shall commence on the relevant New Installment Date and terminate upon repayment by the Company of the New Primary Loan Amount or New Expansion Loan Amount, as applicable (each, a “New Loan Amount”), and all amounts accrued thereon in full, in accordance with the provisions contained herein, but in no event later than the Final Maturity Date.

2.6.	Interest; Payment of Interest.

2.6.1.	The outstanding principal of the New Loans shall bear U.S. Dollar denominated interest at an annual rate equal to 7% (the “New Loan Interest”), provided that, without derogating from the provisions of Section 2.7 (Step-Up Interest; Arrears Interest) of the Financing Agreement (which apply hereto, mutatis mutandis, as provided below), and in addition thereto, if and so long as any amount on account of the outstanding principal of the New Loans is overdue, the New Loan Interest shall be at the same rate of the Interest (as defined under the Financing Agreement).

2.6.2.	All terms applicable to the Interest under the Financing Agreement (as amended hereby), including without limitation, the provisions of section 2.6 (excluding 2.6.1) of the Financing Agreement, shall apply to the New Loan Interest, mutatis mutandis. For the removal of any doubt, the term ‘Due Payments’ shall include all New Loan Interest (including Arrears Interest, Step-Up Interest and Make Whole Interest which may apply in relation to the New Loans, New Loan Interest and any other payment due hereunder to Lender) payments and any other payments due hereunder to Lender (including the One Time Fee, Additional Management Fee and Non-Utilization Fee).

2.7.	Non-Utilization Fee. The Company shall pay the Lender, as of the New Loan Closing Date and until the earlier of (i) expiration of the New Expansion Loan Availability Period and (ii) the New Expansion Loan Disbursement Date, a non-utilization fee (the “Non-Utilization Fee”) at the amount equal to an annual rate of 2.5% of the unutilized portion of the New Expansion Loan Amount (whether or not Borrower may withdraw any amounts therefrom pursuant to the provisions hereof) during each calendar month (or any portion thereof), calculated on a daily basis (the “Unutilized Portion”), plus applicable VAT. The Non-Utilization Fee shall be payable on each New Loan Interest Payment Date following the New Loan Closing Date with respect to the Unutilized Portion during the then ending New Loan Interest Period.

2.8.	Prepayment. Notwithstanding the provisions contained herein, the Company may prepay any amounts due to the Lender on account of the New Loans (the “New Loan Prepaid Amount”), at any time prior to the Final Maturity Date (provided that the Company shall use its commercially reasonable efforts that such prepayment shall be made on a New Loan Interest Payment Date), subject to payment of the New Loan Prepayment Fee applicable to the New Loan Prepaid Amount as provided below, provided that the Company delivers to Lender a written notice (“New Loan Prepayment Notice”) at least seven (7) days prior to the requested prepayment date, and provided, further, that the New Loan Prepaid Amount shall not be less than the lesser of (i) US$ 200,000 and (ii) all amounts then outstanding under the New Transaction Agreements on account of the New Loans.

For the purposes hereof:

2.8.1.	“New Loan Prepayment Fee” shall be an amount equal to the difference (as of the effective time of prepayment) between: (a) the future cash flow (principal plus New Loan Interest payments) in respect of the prepaid portion of the New Loans, discounted based on the Government Bond Yield (as defined below) plus 1.75% per year, and (b) the New Loan Prepaid Amount. New Loan Prepayment Fee shall in no event be negative.

2.8.2.	“Government Bond Yield” shall mean the weighted average of the gross yield to maturity (before tax) stated as a percentage and rounded up to the nearest four places after the decimal point of two Reference Bonds, on the last five (5) trading days prior to the date of the New Loan Prepayment Notice (the last of such Business Days being the last Business Day before the date of the New Loan Prepayment Notice).

2.8.3.	“Reference Bond” shall mean a bond denominated in NIS, issued by the State of Israel, traded on the Tel Aviv Stock Exchange, fully linked to the Israeli Consumer Price Index (“Index”), bearing interest at a fixed rate, which:

(a)	has an average principal time to maturity of at least one month and which is closest to that of the relevant New Loan as of the date of the New Loan Prepayment Notice (provided that one bond shall be have an average principal time to maturity that is shorter than that of the relevant New Loan and the other bond shall have an average principal time to maturity that is longer than that of the relevant bond), and

(b)	has a total trading volume of at least NIS ten million (10,000,000) per trading day on the last five trading days prior to the relevant date.

If one or both of the Index linked bonds issued by the State of Israel with the average time to maturity closest to that of the relevant New Loan do not meet the aforesaid trading volume requirements, then such Index linked, fixed rate, Israeli government bond or bonds, as the case may be, will be substituted by such bond or bonds which meet the trading volume requirements and which have an average principal time to maturity closest to that of the relevant New Loan.

Numeric example for calculation of New Loan Prepayment Fee is attached as Exhibit 2.8 hereto.

For the avoidance of doubt, any amount repaid on account of the New Loans may not be withdrawn again.

2.9.	Mandatory Repayment. Without derogating from the provisions of Section 2.11 (Mandatory Repayment) of the Financing Agreement, and in addition thereto, if the Borrower has not raised equity capital in an aggregate amount exceeding US$ 5,000,000 by March 31, 2022, then at the request of Lender in its sole discretion, Borrower shall, on that New Loan Principal Payment Date, prepay a portion of the New Primary Loan at an amount equal to US$ 500,000, together with all unpaid New Loan Interest accrued thereon by the actual prepayment date. Such mandatory prepayment shall not be subject to the New Loan Prepayment Fee.

3.	Closing

3.1.	Time and Place of Closing. Subject to the terms and conditions contained herein, including fulfillment of the Disbursement Conditions and the other conditions precedent set out herein within 45 days following the date hereof, the Lender shall make the New Primary Loan available to the Company, and the Company shall issue the New Warrant to the Lender, at the closing (the “New Closing”) which shall take place within one (1) Business Days of the date on which all closing deliverables set forth in Section 4.2 below have been delivered or, to the extent possible, provision thereof has been waived in writing by Lender in its sole discretion (the “New Loan Closing Date”).

3.2.	Transactions at the New Closing. At the New Closing, the Company shall deliver to Lender the following documents and certificates (unless otherwise waived in writing by the Lender, in its sole and absolute discretion):

3.2.1.	a true and correct copy of the resolutions of the Board of Directors of the Company (the “Board”), in the form attached hereto as Exhibit 3.2.1, approving this Amendment and the transactions contemplated herein and in the ancillary agreements and documents attached hereto, which shall include:

(a)	the execution of a floating charge debenture between the Company and the Lender, in the form attached hereto as Exhibit 3.2.1(a) (the “New Floating Charge Debenture”);

(b)	the execution of a fixed and floating charge debenture between the Company and the Lender, in the form attached hereto as Exhibit 3.2.1(b) (the “New Accounts Pledge Debenture”);

(c)	the execution of a fixed charge debenture between the Company and the Lender, in the form attached hereto as Exhibit 3.2.1(c) (the “New IP Pledge Debenture”, and together with the New Floating Charge Debenture and the New Accounts Pledge Debenture, the “New Israeli Security Documents”);

(d)	the execution of a US intellectual property security agreement between the Company and the Lender, in the form attached hereto as Exhibit 3.2.1(d) (the “New IP Security Agreement”, and together with the New Israeli Security Documents, the “New Company Charge Agreements”);

(e)	the issuance and delivery at the Closing of a warrant in the form attached hereto as Exhibit 3.2.1(e) (the “New Warrant”), in accordance with the provisions of this Amendment, for no additional consideration, and the approval of the issuance and delivery of the shares upon the exercise of the New Warrant, all in accordance with the terms of the Financing Agreement (as amended hereby), and the reservation, at all times, of a sufficient number of Company shares underlying the New Warrant and issuable upon the exercise of the New Warrant;

(f)	the issuance and delivery of the Additional New Warrant subject to and in accordance with the provisions of the New Warrant, for no additional consideration, and the approval of the issuance and delivery of the shares upon the exercise of the Additional New Warrant, all in accordance with the terms of the New Warrant and the Additional New Warrant, and the reservation, at all times, of a sufficient number of Company shares underlying the Additional New Warrant and issuable upon the exercise of the Additional New Warrant; and

(g)	the amendment of the Company’s Articles of Association in order to reflect changes required pursuant to this Amendment, in the form attached hereto as Exhibit 3.2.1(f) (the “Amended and Restated AOA”).

3.2.2.	a true and correct copy of the duly signed resolutions of the shareholders of the Company, including resolutions of the required preferred majority shareholders, in the form attached hereto as Exhibit 3.2.2, approving (i) this Amendment and the transactions contemplated herein and in the ancillary agreements and documents attached hereto, (ii) the amendment of the AOA by the Amended and Restated AOA, (iii) the issuance of the New Warrant to Lender hereunder, and (iv) the issuance of the Additional New Warrant to Lender in accordance with the provisions of the New Warrant;

3.2.3.	copies of the Required Consents and Approvals;

3.2.4.	each of the New Israeli Security Documents duly executed by the Company, together with (i) applicable 10-forms for the registration of the New Israeli Security Documents with the Israeli Companies’ Registrar, (ii) in relation to the New IP Pledge Debenture – applicable registration form for the registration thereof with the Israeli Patents Office, and (iii) the IIA Approval (as defined below), in each case of (i) and (ii) above – in forms attached hereto (where attached) or otherwise reasonably acceptable to Lender, together with an automatic e-mail confirmation sent by the Companies’ Registrar (and in relation to the New IP Pledge Debenture – also by the Israeli Patents Office, if applicable) approving receipt of all New Israeli Security Documents together with the applicable 10-forms sent thereto via email. If for any reason such automatic confirmation shall not be received reasonably promptly following submission thereof, then providing Lender with a copy of the e-mails sent to the Companies’ Registrar and the Israeli Patents Office with all such documents shall satisfy the above requirement. Within forty five (45) days of the New Closing shall provide Lender with certificates issued by the Israeli Companies’ Registrar confirming the registration of all New Israeli Security Documents, and in relation to the New IP Pledge Debenture – also by the Israeli Patents Office confirming same;

3.2.5.	the New IP Security Agreement duly executed by the Company. Lender shall take care of filing a UCC-1 statement in respect thereof;

3.2.6.	Copy of the application made by the Company to the IIA requesting its approval for the creation of the Liens created under the New Security Documents over all IIA-Funded Know-How (the “IIA Approval”), in the form agreed with Lender;

3.2.7.	duly and validly executed New Warrant;

3.2.8.	an opinion of counsel to the Company, in the form attached hereto as Exhibit 3.2.8; and

3.2.9.	a Compliance Certificate in the form attached as Exhibit 1.1(b), hereto, duly executed by the Company’s Chief Executive Officer and/or Chief Financial Officer.

3.2.10.	satisfaction by Lender that all payments due and payable at New Closing, including payments pursuant to Section 6 below, have been fully paid.

3.3.	Conditions Precedent. Notwithstanding anything to the contrary contained herein, and in addition thereto, the Company’s right to receive any New Loan (or any portion thereof), and the Lender’s obligation to extend any New Loan (or any portion thereof) to the Company, shall be conditioned on, (i) the absence of a Default on each applicable New Installment Date and on the date of each Disbursement Request, and (ii) the Company shall have delivered to Lender all of the documents required to be delivered at the New Closing and in connection with any installment as set forth herein (as the case may be), all of which shall remain in full force and effect as of the applicable New Installment Date and the date of the applicable Disbursement Request.

4.	Securities; Priority

4.1.	Without derogating from the Security Documents (as defined in the Financing Agreement), and in addition thereto, the Company shall further secure the repayment of all Secured Amounts (as such term is amended hereby) by creating, for the benefit of the Lender, (i) an additional first ranking and exclusive (together with the Floating Charge Debenture) floating charge (as such term is defined in the Companies Ordinance [New Version] – 1983) on the Company’s present and future tangible and intangible assets and rights of any kind, whether contingent or absolute, including, but not limited to, the Company’s technology and other Intellectual Property rights as required under the New Floating Charge Debenture, (ii) an additional first ranking and exclusive (together with the Accounts Pledge Debenture) floating and specific charge (as such term is defined in the Companies Ordinance [New Version] – 1983) on the Company’s bank accounts and Cushion Deposit, as required under the New Accounts Pledge Debenture, and (iii) a first ranking and exclusive (together with the IP Pledge Debenture) specific charge (as such term is defined in the Companies Ordinance [New Version] – 1983) on the Company’s present and future Intellectual Property rights as required under the New IP Pledge Debenture.

Once every twelve (12) months, the New IP Pledge Debenture shall be amended to cover any new applications made for registration of patents by the Group and/or any patents registered thereby during such period (if any), and corresponding UCC-1 filing (together with USPTO filing in relation to new registered patents) shall be promptly made by the Company, provided that in relation to newly registered patents the forgoing shall apply within six (6) months of registration thereof, as further provided under Section 7.1.6 of the Financing Agreement.

4.2.	The provisions of Sections 4.2 through 4.6 of the Financing Agreement shall apply hereto as well, including (without limitation) in relation to the New Secured Amounts (including the New Loans and New Loan Interest), the New Transaction Agreements (including the New Security Documents) and etc., mutatis mutandis, to the fullest extent applicable.

5.	Representations and Warranties of the Company

As an inducement to the Lender to enter into this Amendment and the other New Transaction Agreements and to provide any New Loan, the Company represents and warrants to the Lender that (a) all of its representations and warranties set out under Section 6 (Representations and Warranties of the Company) of the Financing Agreement (taking into account the Schedule of Exceptions, as updated and attached as Exhibit 5 hereto), and (b) the additional representation and warranties made herein below, are true and correct as of the date hereof, as of the New Closing Date and, in all material respects, as of each New Installment Date (except as disclosed in writing to Lender and approved thereby), provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified by materiality in the text thereof and, provided further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete as aforesaid as of such date.

5.1.	Authorization

5.1.1.	All corporate actions on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Amendment and the other New Transaction Agreements, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of (a) the New Warrant and the shares issuable upon the exercise of the New Warrant (the “New Warrant Shares”), and (b) subject to and in accordance with the provisions of the New Warrant, the Additional New Warrant and the Additional Warrant Shares (as defined in the New Warrant), have been taken or will be taken prior to New Closing, and the New Transaction Agreements constitute and shall constitute at the New Closing valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

5.1.2.	All Authorizations required to enable the Company to lawfully conduct its business in the general nature existing on the date of this Amendment have been obtained or effected and are in full force and effect and were not breached. Company has not received any notice, warning, or appeal regarding breach of any of the terms of such Authorizations nor does the engagement in or execution of the New Transaction Agreements (or any of them) constitute a breach of any of them.

5.2.	Organizational Documents. The organizational documents of the Borrower and each Subsidiary and any other agreement to which it is a party, do not include any restrictions or impediments on the creation and realization of any portion of the Collateral.

5.3.	Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Amendment and the other New Transaction Agreements, except for [the filing of the Amended and Restated AOA with the Companies’ Registrar, the increase of the share capital of the Company and] the registration of the various charges created under the New Security Documents with the applicable Governmental Authorities.

5.4.	IIA and Investment Center. Except as provided in Schedule 6.9 of the Schedule of Exceptions, the transactions contemplated under this Amendment, the New Israeli Security Documents and any other New Transaction Agreement (including the realization of the Collateral) are not subject to any right and do not require the approval of the IIA or Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority.

5.5.	Compliance with Other Instruments

5.5.1.	The execution, delivery and performance of the New Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby will not (i) result in violation of its Articles of Association, and to the best knowledge of the Company any judgment, order, lease or agreement to which it is a party or by which it is bound or any applicable law or other legal requirement binding on Company, or in an event that results in the creation of any Lien upon any assets of the Company (except as provided herein) or the suspension, revocation or non-renewal of any material Authorization applicable to the Company or its business, operations or assets, or (ii) subject to obtaining the Required Consents and Approvals, require the consent or approval of any person, which consent or approval has not heretofore been obtained.

5.5.2.	Neither the execution of any New Transaction Agreement nor the consummation of the transactions contemplated thereby may result in any Distribution.

5.6.	Collateral. The Collateral (or any portion thereof) is Free and Clear, other than the security interests created in favor of the Lender under the Transaction Agreements. The security interests conferred by the New Security Documents constitute a priority security interest of the type therein described over the assets and rights referred to therein.

5.7.	Disclosure. The Company has made available to the Lender all the information reasonably available to the Company that the Lender has requested for deciding whether to enter into this Amendment and the other New Transaction Agreements. Neither the New Transaction Agreements, nor any other statements or certificates made or delivered in connection herewith or therewith contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. There is no material fact or information relating to the business, prospects, financial condition, affairs, operation or assets of the Company that was requested by Lender and has not been disclosed to the Lender by the Company (it being recognized by Lender that the projections and forecasts provided by the Company in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.	Additional Covenants.

6.1.	Without derogating from Borrower’s covenants under the Financing Agreement (as amended hereby), and in addition thereto, Borrower undertakes that the Monthly Gross Bookings Value as of the end of any calendar month shall be higher than US$ 8.33 million.

6.2.	If the Company shall not consummate an equity capital raise reflecting the Company a pre-money valuation of a least US$100,000,000 during the first 6 months following the date hereof, then, as of the lapse of said 6-month period, the Company shall forthwith issue Lender an additional warrant (the “Additional New Warrant”) to purchase additional 1,200 Preferred [A] Shares of the Company par value NIS 0.01 each (the “Additional New Warrant Shares”), in form identical to the New Warrant (mutatis mutandis). The Company’s covenant to issue the Additional New Warrant in accordance with the above provisions shall survive termination of this Agreement for any reason whatsoever.

7.	Fees and Expenses

7.1.	Additional Management Fee. Borrower shall pay Lender annual management fee at the amount reflecting annual rate of 1% of all New Loan Amounts outstanding at any time under the New Transaction Agreements (“Additional Management Fee”). Such Additional Management Fee shall be payable to Lender on monthly basis together with applicable VAT, such that on each New Loan Interest Payment Date Borrower shall pay Lender Additional Management Fee in respect of all New Loan Amounts outstanding under the New Transaction Agreements during the New Loan Interest Period then ended.

7.2.	One Time Fee. At the earlier of (i) the lapse of 6 months from the New Closing, and (ii) consummation of the SPAC Merger, Borrower shall pay Lender a one-time fee at the amount of US$ 200,000 plus VAT (“One Time Fee”), against applicable invoice issued to the Company.

7.3.	Expenses. The Borrower shall bear all reasonable costs and expenses incurred by Lender in the negotiation and consummation of the transactions contemplated hereby, as follows:

7.3.1.	At the New Closing, all reasonable transaction expenses incurred by Lender in connection with the negotiation and consummation of the transactions contemplated hereby, including the related legal fees, shall be paid by Borrower to Lender, by way of deduction from the New Primary Loan extended at the New Closing and in any event against applicable invoice issued to the Company, provided that the above payment obligation shall be capped at US$[20,000] plus VAT. It is clarified that Borrower shall pay all amounts as aforesaid regardless of whether the New Closing shall have occurred, whereby absent New Closing such payments shall take place within 10 (ten) Business Days of termination of this Amendment.

7.3.2.	It is clarified that any additional costs (including legal fees) incurred by the Lender after the New Closing in relation to amendments or termination to the New Transaction Agreements (and not relating to the New Closing) or otherwise to ongoing operation of the New Loans shall be borne by Borrower and paid in accordance with the foregoing provisions, subject to the bona fide prior agreement by the parties of an appropriate and reasonable cap to such costs, provided that costs associated with a potential (or actual) Events of Default and/or costs associated with enforcement of Lender’s rights under the Transaction Agreements shall not be subject to any such prior agreement.

7.3.3.	All costs relating to the registration and removal of Liens created pursuant to the terms of the Transaction Agreements and to the realization thereof shall be borne by the Company. Without derogating from the foregoing, the Company shall be responsible to the cost of the registration of the relevant Liens outside of Israel in accordance with the provisions hereof (in addition to the above cap).

7.4.	Agreed Compensation. If the New Closing shall not take place for any reason whatsoever (other than any reason related solely to Lender), Lender shall be entitled to agreed compensation at the amount of NIS 100,000, which shall be paid thereto in addition all expenses owed to Lender in accordance with the foregoing provisions.

8.	VAT. Unless specifically set forth otherwise, all amounts under this Amendment are exclusive of any VAT. VAT shall be added according to applicable law to all payments of New Loan Interest due hereunder to Lender and all other Due Payments (as such term is amended hereby) and any other amounts payable hereunder or in connection herewith to Lender, to be paid against and subject to a duly issued invoice to be issued by Lender.

9.	Other Provisions.

All other terms and provisions of the Financing Agreement, including (without limitation), the provisions of Section 2.7 (Step-Up Interest; Arrears Interest); Section 2.9 (Payments); Section 2.12 (Termination); Section 5 (Acceleration) in its entirety (including the powers of attorney granted to Lender therein); Section 7 (Undertakings of the Borrower) in its entirety; Section 8 (Covenants) in its entirety (provided that Borrower’s undertaking to Make the Cushion Deposit Whole in accordance with the provisions of Section 8.1 of the Financing Agreement shall take into account the New Loan Basic Cushion Deposit Amount and the New Loan Additional Cushion Deposit Amount) and Sections 10 through 13 (Indemnity; Illegality; Set-off and Lien and Miscellaneous) in their entirety, and all obligations and undertakings of Borrower under or in connection with any of the foregoing (other than such obligation and undertakings that were due to be fulfilled by a certain date prior to the date hereof and had already been so fulfilled), shall apply hereto as well, including (without limitation) in relation to the New Secured Amounts (including the New Loans and New Loan Interest), the New Transaction Agreements (including the New Security Documents) and etc., mutatis mutandis, to the fullest extent applicable.

[Remainder of the Page Intentionally left Blank]

IN WITNESS WHEREOF the parties have signed this Amendment in one or more counterparts as of the date first appearing above.

Holisto Ltd.

By:
Title:

Discount Capital Ltd

By:
Title:

Acknowledged and agreed to by the following entities with respect to the provisions applicable to it (if any):

Splitty Travel Inc.

By:
Title:

Splitty Travel UK Ltd.

By:
Title:

[Signature Page to Amendment No. 1 to Financing Agreement]